EXHIBIT 99.5

American Eagle Outfitters, Inc.
February 2007
Recorded Sales Commentary Transcript dated March 7, 2007

Good morning. Welcome to the American Eagle Outfitters February 2007 Sales Commentary. This is Judy Meehan, Senior Director of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

February delivered a positive kick-off to the spring season, driven by our on-trend spring assortment and continued strength in key item businesses. Our sales performance was led by improved in-store traffic and increased transactions.

Total sales for the four weeks ended March 3, 2007 increased 16% to $166.3 million, compared to $143.1 million for the four weeks ended February 25, 2006. Due to the 53rd week in fiscal 2006, February comps are compared to the four weeks ended March 4, 2006. On this basis, we delivered a comparable store sales increase of 6%, compared to 8% for same period last year.

We were pleased to see that customers responded well to our spring collection, highlighted by fresh color and newness in novelty details. Men's delivered a positive high single-digit comp and women's comped in the positive mid single-digits. Customer favorites from our spring line included AE jeans, shorts, knit tops, woven shirts, as well as bras and undies in our intimates sub-brand aerie.

All sales metrics were positive in February. Higher in-store traffic and an improved conversion rate resulted in a mid single-digit increase in the number of transactions per store. Our average unit retail price and the average transaction value increased in the low single-digits. Units per transaction increased slightly and units sold per store were up in the mid single-digits.

AE.com achieved a 39% increase in sales for the four week period, compared to February last year, driven by higher on-line traffic and increased conversion.

Positive comps by week compared to comp increases last year as follows:

  Week one of mid single-digit, compared to low single-digit;

  Week two of high single-digit, compared to high single-digit;

  Week three of low single-digit, compared to low double-digit; and

  Week four of low double-digit, compared to high single-digit last year.

All geographic regions achieved positive comps to last year as follows:

  The Southwest and Northeast increased in the low double-digits;
  The Mid-Atlantic region increased in the high single-digits;
  The Mid-West and Southeast comped in the mid single-digits;
  The West posted a low single-digit comp; and
  Canada achieved a high single-digit comp increase.

We are well-positioned entering the important spring break season, with on-trend assortments, supported by a relevant lifestyle experience in stores and on-line. Our marketing brings the spirit and fun of spring break to AE customers with events in Cancun and Acapulco, and across the country with our AE Campus Comedy Challenge.

Due to the timing of school vacations and the shift of Easter, this year spring break business will occur largely in March. Following Easter, our Summer One merchandise update will arrive in stores on April 17th.

At this time, we are establishing first quarter earnings guidance of $0.31 to $0.33 per share, compared to $0.28 last year.

In a separate release this morning we will release our fourth quarter and year-end earnings. And at 9:00 a.m., management will hold a conference call. To listen to the call, please dial 877-601-0864, or go to our website ae.com.

Thank you for your interest in American Eagle Outfitters.